Exhibit 99.1

Cogo Reports 2010 Second Quarter Results, Posts Highest Quarterly Revenue in Company History

•	Q2 Net Revenue: $91.0 million Generally Accepted Accounting Principles (“GAAP”) (a year-over-year increase of 23.6%)
•	Q2 Net Income attributable to Cogo Group, Inc.: $4.0 million GAAP and $7.3 million Non-GAAP
•	Q2 EPS Diluted attributable to Cogo Group, Inc.: $0.11 GAAP and $0.19 Non-GAAP (a year-over-year increase of 26.7% Non-GAAP)
•	Management provides Q3 2010 guidance of $94-96 million in revenue and estimated Non-GAAP EPS Diluted of $0.19-0.20.

SHENZHEN, China, August 5, 2010—Cogo Group, Inc. (NASDAQ: COGO) (“Cogo Group, Inc.” or the “Company”), a leading provider of customized embedded solutions for the technology manufacturing sector in China, today announced unaudited financial results for its second quarter ended June 30, 2010. The Company reported record quarterly revenue of $91.0 million, up 23.6% from $73.6 million in the corresponding quarter of 2009.

Net income attributable to Cogo Group, Inc. for the second quarter of 2010 was $4.0 million, up 58.2% from $2.5 million in the same period last year, with Non-GAAP net income (excluding share-based compensation expense, acquisition-related costs including amortization of intangible assets and related deferred taxation) attributable to Cogo Group, Inc. up 28.1% on the same period last year.  Earnings per share (“EPS”) Diluted attributable to Cogo Group, Inc. on a U.S. GAAP basis was $0.11, and $0.19 on a Non-GAAP basis.  Non-GAAP Diluted EPS was up 26.7% from the second quarter of 2009.

Key Financial Indicators
(all numbers in USD thousands, except share data)
	Q2 2010(1) (unaudited)	Q2 2009(1) (unaudited)	Percent Change
Net Revenue	$90,980	$73,589	23.6%
Cost of Sales	$78,110	$63,102	23.8%
Gross Profit	$12,870	$10,487	22.7%
Operating Expenses	$8,667	$8,178	6.0%
Net Income attributable to Cogo Group, Inc.	$4,005	$2,532	58.2%
EPS Diluted attributable to Cogo Group, Inc.	$0.11	$0.07	57.1%
Non-GAAP EPS Diluted attributable to Cogo Group, Inc.	$0.19	$0.15	26.7%

(1)	The US dollar amounts are calculated based on a conversion rate of US $1 to RMB 6.7815 as of June 30, 2010 and US $1 to RMB 6.8302 as of June 30, 2009.
(2)
Included in the Q2 2010 net income attributable to Cogo Group, Inc. was $2.6 million of share-based compensation expense recognized in accordance with Accounting Standards Codification (“ASC”) 718, Compensation-Stock Compensation and $0.7 million of acquisition related costs, net, such as amortization and impairment of intangible assets and related deferred taxation. Non-GAAP net income attributable to Cogo Group, Inc., excluding the effects of share-based compensation expense and acquisition related costs, was $7.3 million.

Financial Results

Revenue for the second quarter was $91.0 million, a 23.6% increase on the $73.6 million reported for the same period in 2009. The revenue breakdown was as follows:
•	$52.2 million (57.4% of total sales) for digital media (including the mobile handsets business), representing a 15.1% increase year-over-year.
•	$21.7 million (23.9% of total sales) for telecommunications equipment, representing a 16.9% increase year-over-year.
•
$15.8 million (17.4% of total sales) from product sales relating to the Industrial Applications Business, which grew 83.7% compared to the second quarter of 2009. The Company is currently participating in opportunities in the smart grid, smart meter, automotive and high-speed railway end markets, all of which management believes to be among the fastest growing sectors in China.  Over time, Cogo expects to expand into other verticals in the industrial space, such as clean technology, medical and security.

•	The Company’s service business contributed $1.3 million in revenues in the second quarter and accounted for 1.3% of total sales.

Cogo’s cost of sales, which includes the aggregate purchase of components from suppliers and the direct cost of services, was $78.1 million compared to $63.1 million in the second quarter of 2009, representing an increase of 23.8% year-over-year. Gross profit for the second quarter was $12.9 million, up 22.7% from $10.5 million during the second quarter of last year. Gross margin for second quarter was 14.1%, compared to 14.3% reported for the second quarter of 2009.

Operating expenses, including selling, general and administrative, and research and development expenses, totaled $8.7 million, up 6.0%, compared to $8.2 million reported for the second quarter of last year.

Income from operations was $4.2 million, an increase of 82.0% from $2.3 million reported in the same period of 2009. Operating margin for the second quarter was 4.6% compared to 3.1% for the second quarter of 2009. Excluding the effects of share-based compensation and acquisition-related costs, operating margin would have been 8.4% for the second quarter of 2010, compared to 7.7% for the same period in 2009.

The effective tax rate for the second quarter of 2010 was 10.0%, compared to 10.4% for the same period in 2009. Included in the income tax expense for the quarter ended June 30, 2010 was a deferred income tax benefit of $0.1 million as a result of the amortization of intangible assets of $0.8 million. Non-controlling interests’ share of income was $0.02 million for the second quarter of 2010 down from $0.05 million in the corresponding period of 2009.

Net income attributable to Cogo Group, Inc. for the second quarter of 2010 was $4.0 million or EPS Diluted attributable to Cogo Group, Inc. of $0.11 on a U.S. GAAP basis, compared to net income of $2.5 million, or EPS Diluted attributable to Cogo Group, Inc. of $0.07, in the second quarter of 2009. Included in the second quarter of 2010 was $2.6 million attributable to share-based compensation expense and $0.7 million attributable to acquisition related costs, including amortization of intangible assets and related deferred taxation. Excluding stock-based compensation expenses and acquisition related costs, including amortization of intangible assets and related deferred taxation, the net income would have been $7.3 million or $0.19 Non-GAAP EPS Diluted attributable to Cogo Group, Inc. for the second quarter of 2010. The weighted average number of shares used in the calculation of diluted EPS was 38.0 million compared to 37.7 million in the second quarter of 2009.

For the six month period ended June 30, 2010, the Company reported revenue of $172.5 million, an increase of 26.0% on the $136.9 million reported during the first half of 2009. Gross profit was $24.4 million, an increase of 25.2% from $19.5 million reported during the first half of 2009. Gross margin was 14.1% of sales, from a gross margin of 14.2% for the same period last year. Net operating expenses were $16.6 million, an increase of 5.1% as compared to $15.8 million for the same period last year. Income from operations was $7.8 million, an increase of 109.8% from the $3.7 million reported during the prior year period. The Non-GAAP operating margin, excluding share-based compensation expense and amortization of intangible assets, was 8.3%, up 0.8% on the same period last year, as a result of effective control on operating expenses. The Company had an effective tax rate of 10.0% compared to 10.7% during the prior year period. Non-controlling interests’ share of income was $0.06 million as compared to $0.08 million during the first half of 2009. Net income attributable to Cogo Group, Inc. for the half-year period was up 83.7% at $7.5 million, or $0.20 per fully diluted share compared to $4.1 million or $0.11 per fully diluted share for the same period last year.

Balance Sheet

The Company completed the quarter with cash of $129.4 million, up $31.6 million on the $97.8 million reported at the end of 2009. Pledged bank deposits were $17.0 million as of June 30, 2010 and December 31, 2009.  Total bank borrowings as of June 30, 2010 were $69.9 million compared with $17.5 million as of December 31, 2009. Inventories increased from $21.4 million on December 31, 2009 to $35.3 million as of June 30, 2010 as the Company expects strong demand in the second half of 2010. Accounts receivable increased slightly from $90.5 million on December 31, 2009 to $91.7 million as of June 30, 2010, and was collected on an average of 91 days in the second quarter.  Inventory turnover in the second quarter of 2010 was 41 days. Accounts payable decreased from $11.9 million at the end of 2009 to $10.6 million as of June 30, 2010. Cogo Group, Inc. equity was $233.8 million as of June 30, 2010, increased from $226.1 million as of December 31, 2009. Operating Cash flow was negative $7.3 million in the second quarter of 2010, due mostly to the increase in inventories in anticipation of increased sales, particularly in the Industrial and Consumer segments.

Business Outlook

Management’s guidance for the third quarter of 2010 is $94-96 million in revenue and an estimated Non-GAAP EPS Diluted of $0.19-0.20. The Company continues to target longer term gross margins of 15% and operating margins of 10%.

Jeffrey Kang, CEO and Chairman of Cogo, remarked, “I am very pleased by the continued strong execution of the Cogo team in the second quarter of 2010, and we remain very optimistic about the remainder of the year. Cogo’s strong growth in the second quarter demonstrates our return to a sustainable high growth mode. We are seeing promising new opportunities in the automotive, HDTV, smart meters, smart grid and 3G handset areas. We are using our balance sheet to help drive revenue growth and opportunistically repurchase stock, and we see new opportunities across all of our Industrial verticals. We also continue to anticipate growth in our Small and Medium Enterprise customer base. The 3G handset market in China will remain strong,  and this will bring an increase in dollar content per device.”

“While we acknowledge that China’s GDP growth may slow down in the second half of the year, from an arguably overheated situation in the first half of 2010, we are confident that the government’s monetary and fiscal policies will continue to drive very strong economic growth, and at the same time attempt to stem concerns on inflation. We also expect that technology spending will not slow down. All in all, we consider China to be a very favorable place to do business and we see multiple opportunities for new revenue growth in the second half of 2010 and into 2011.” Mr. Kang said.

Cogo 2010 Q2 Earnings Results Conference Call

Date/ Time:
August 5, 2010 (Thursday) @ 4:30 PM (ET)

Conference Call:
US/ Canada Toll-Free: 1-877-941-4774
International: +1-480-629-9760

Webcast/ Audio Recording:
http://viavid.net/dce.aspx?sid=00007765

Replay (from 08/05/2010 at 7:30 pm to 08/12/2010 at 11:59 pm ET):
US/ Canada Toll-Free: 1-877-870-5176 (Passcode: 4324860)
International: +1-858-384-5517 (Passcode: 4324860)

About Cogo Group, Inc.:

Cogo Group, Inc. (NASDAQ: COGO) is a leading provider of customized embedded solutions for the technology manufacturing sector in China. The Company believes it acts as a proxy to China's technology industry as it works with virtually all the major ODMs and OEMs in China. Cogo leverages these relationships and combines their IP to create designs that Cogo then sells to electronic manufacturers. These designs allow manufacturers to reduce their time to market for new products and ultimately increase sales. Cogo focuses on the telecommunications equipment, digital media and industrial applications end-markets for their customized design modules while also offering business and engineering services to their large telecommunications equipment vendor customers. Over the last fifteen years, Cogo has grown its customer list to include nearly 1,500 manufacturers across the telecommunications equipment, digital media and industrial applications markets, covering both multinational Chinese subsidiaries and Chinese domestic companies.

For further information:
Investor Relations

www.cogo.com.cn/investorinfo.html
communications@cogo.com.cn
H.K.:           +852 2730 1518
U.S.:           +1 (646) 291 8998
Fax:           +86 755 2674 3522

Safe Harbor Statement:
This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include statements about our proposed discussions related to our business or growth strategy such as growth in digital media, telecommunications and industrial applications businesses, as well as our potential acquisitions which are subject to change. Such information is based upon expectations of our management that were reasonable when made, but may prove to be incorrect. All such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. For further descriptions of other risks and uncertainties, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

About Non-GAAP Financial Measures:
To supplement Cogo Group, Inc.’s consolidated financial results presented in accordance with GAAP, Cogo uses the following measures defined as Non-GAAP financial measures by the SEC: 1) Non-GAAP net income attributable to Cogo Group, Inc. which is net income attributable to Cogo Group, Inc. excluding share-based compensation expenses and acquisition related costs, net, such as amortization and impairment of intangible assets, related deferred taxation, extraordinary gain on bargain purchase and impairment of goodwill and 2) Non-GAAP basic and diluted EPS attributable to Cogo Group, Inc., which is basic and diluted EPS excluding share-based compensation expenses and acquisition related costs such as amortization and impairment of intangible assets, related deferred taxation, extraordinary gain on bargain purchase and impairment of goodwill. The presentation of these Non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these Non-GAAP financial measures, please see the table captioned “Unaudited Reconciliations of Non-GAAP measures to the most comparable GAAP measures” set forth at the end of this release.

Cogo Group, Inc. believes that these Non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity by excluding share-based expenses and acquisition related costs such as amortization and impairment of intangible assets that may not be indicative of its operating performance from a cash perspective. Cogo Group, Inc. believes that both management and investors benefit from referring to these Non-GAAP financial measures in assessing its performance and when planning and forecasting future periods. These Non-GAAP financial measures also facilitate management's internal comparisons to Cogo Group, Inc.'s historical performance and liquidity. Cogo Group, Inc. computes its Non-GAAP financial measures using the same consistent method from quarter to quarter. Cogo Group, Inc. believes these Non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making. A limitation of using Non-GAAP net income, Non-GAAP basic and diluted earnings per share, Non-GAAP income from operation and Non-GAAP operating margin is that these Non-GAAP measures exclude share-based compensation charge and acquisition related costs such as amortization and impairment of intangible assets, related deferred taxation, extraordinary gain on bargain purchase and impairment of goodwill that have been and will continue to be for the foreseeable future a recurring expense in our business. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from each Non-GAAP measure. The accompanying tables have more details on the reconciliations between GAAP financial measures that are most directly comparable to Non-GAAP financial measures.

Tables Attached

COGO GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2010		December 31, 2009
	USD’000	RMB’000	RMB’000
Assets
Current assets:
Cash	129,433	877,751	667,320
Pledged bank deposits	17,000	115,286	116,040
Accounts receivable, net	91,688	621,779	617,613
Bills receivable	6,524	44,241	17,592
Inventories	35,293	239,339	146,132
Income taxes receivable	181	1,229	1,263
Prepaid expenses and other receivables	4,168	28,263	28,083
Total current assets	284,287	1,927,888	1,594,043
Property and equipment, net	2,313	15,683	14,406
Goodwill and intangible assets, less accumulated amortization RMB111,736 thousand (USD16,477 thousand) in 2010 and RMB100,834 thousand in 2009	44,497	301,760	312,662
Other assets	174	1,178	416
Total Assets	331,271	2,246,509	1,921,527
Liabilities and equity
Current liabilities:
Accounts payable	10,569	71,677	81,140
Bank borrowings	69,877	473,866	119,402
Income taxes payable	1,622	11,001	11,847
Accrued expenses and other liabilities	11,537	78,240	138,008
Total current liabilities	93,605	634,784	350,397
Deferred tax liabilities	2,552	17,309	19,108
Total liabilities	96,157	652,093	369,505
Equity
Common stock: Par value: USD 0.01 Authorized: 200,000,000 Shares Issued: 40,552,178 shares Outstanding: 35,385,018 shares in 2010 35,770,025 shares in 2009	485	3,290	3,258
Additional paid in capital	185,091	1,255,197	1,221,538
Retained earnings	96,643	655,383	604,464
Accumulated other comprehensive loss	(16,155)	(109,555)	(107,384)
	266,064	1,804,315	1,721,876
Less cost of common stock in treasury, 5,167,160 shares in 2010 and 4,309,311 shares in 2009	(32,236)	(218,618)	(178,309)
Total Cogo Group, Inc. equity	233,828	1,585,697	1,543,567
Non-controlling interest	1,286	8,719	8,455
Total equity	235,114	1,594,416	1,552,022
Total liabilities and equity	331,271	2,246,509	1,921,527

COGO GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months ended June 30,
	2010	2010	2009
	USD’000	RMB’000	RMB’000
Net Revenue
Product sales	89,727	608,485	495,366
Services revenue	1,253	8,496	7,263
	90,980	616,981	502,629
Cost of sales
Cost of goods sold	(77,095)	(522,818)	(425,147)
Cost of services	(1,015)	(6,882)	(5,856)
	(78,110)	(529,700)	(431,003)
Gross profit	12,870	87,281	71,626
Selling, general and administrative expenses	(5,868)	(39,796)	(40,058)
Research and development expenses	(2,800)	(18,991)	(16,076)
Other operating income	1	9	286
Income from operations	4,203	28,503	15,778
Interest expense	(246)	(1,666)	(478)
Interest income	515	3,493	4,369
Earnings before income taxes	4,472	30,330	19,669
Income tax expense	(448)	(3,040)	(2,045)
Net income	4,024	27,290	17,624
Less net income attributable to non-controlling interest	(19)	(132)	(327)

Net income attributable to Cogo Group, Inc.	4,005	27,158	17,297

	USD	RMB	RMB
Earnings per share attributable to Cogo Group, Inc.
Basic	0.11	0.73	0.48
Diluted	0.11	0.71	0.46

Weighted average number of common shares outstanding
Basic		37,133,304	36,330,036
Diluted		38,045,705	37,698,805

COGO GROUP, INC. and SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO THE MOST COMPARABLE GAAP MEASURES

	Three Months ended June 30,
	2010	2009
	USD'000	USD'000
Net Income
GAAP net income attributable to Cogo Group, Inc.	4,005	2,532
Share-based compensation expense	2,600	2,183
Acquisition related costs- amortization of intangible assets and related deferred taxation	672	966
Non-GAAP net income attributable to Cogo Group, Inc.	7,277	5,681

Income from operation
GAAP income from operations	4,203	2,309
Share-based compensation expense	2,600	2,183
Acquisition related costs- amortization of intangible assets	805	1,146
Non-GAAP income from operation	7,608	5,638

Operating Margin
GAAP operating margin	4.6%	3.1%
Non-GAAP operating margin	8.4%	7.7%

Earnings per share	USD	USD
GAAP net income attributable to Cogo Group, Inc. per common share- Diluted	0.11	0.07
Non-GAAP net income attributable to Cogo Group, Inc. per common share- Diluted	0.19	0.15

Weighted average number of common shares outstanding
Basic	37,133,304	36,330,036
Diluted	38,045,705	37,698,805